Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 14, 2012, relating to the 2011 consolidated financial statements (before the retrospective adjustments to the consolidated financial statements) of Wilshire Bancorp, Inc. (not separately presented), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adjustments to retrospectively apply the adoption of ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (ASU 2011-05)) appearing in the Annual Report on Form 10-K of Wilshire Bancorp, Inc. for the year ended December 31, 2012 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

September 3, 2013